WEX INC. SEVERANCE PAY PLAN
FOR OFFICERS

Original Effective Date:    February 22, 2005

Amended and Restated September 25, 2015

ARTICLE I - INTRODUCTION

WEX Inc. and WEX Bank (referred to collectively herein as the “Company”) hereby amend and restate the WEX Inc. Severance Pay Plan for Officers (the “Plan”), generally effective as of September 25, 2015, to provide severance benefits to certain employees of the Company and its subsidiaries and affiliates who suffer a loss of employment under the terms and conditions set forth in the Plan. The Plan replaces and supersedes (i) any and all severance plans, policies and/or practices of the Company and each of its U.S. subsidiaries and affiliates, whether written or unwritten, in effect for covered employees prior to September 25, 2015 and (ii) any and all severance plans, policies and or practices of any U.S. business or entity acquired by the Company effective upon the consummation of any such acquisition, in the sole discretion of the Company. The Plan may not be amended or changed except in accordance with the provisions set forth below and is to be administered in the sole and absolute discretion of the Company.

ARTICLE II - DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to the Plan.

(a)Agreement. The Agreement and General Release provided by the Company to an Eligible Employee as determined in the sole and absolute discretion of the Company in connection with his or her termination of employment with the Company, which if executed by the Eligible Employee (and not timely revoked), will acknowledge his or her termination of employment with the Company and release the Company from liability for any and all claims. By signing the Agreement and General Release, an Employee waives all rights he or she may have under state and federal employment statutes and all common law causes of action related to his or her employment and termination thereof.

(b)Base Pay. For purposes hereof, Base Pay shall mean an employee’s annual base salary or wages from the Company. Base Pay shall be determined as reflected on the Company’s payroll records, and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits, incentive or deferred compensation or other additional compensation. For purposes hereof, an Eligible Employee's Base Pay shall include any salary reduction contributions made on his or her behalf to any plan of the Company under section 125, 132(f)(4) or 401(k) of the Internal Revenue Code of 1986, as amended (“Code”). One week of Base Pay shall mean an employee’s annual Base Pay divided by fifty-two (52).

(c)Cause. Termination for cause shall mean termination as a result of any of the following: (a) misappropriation or improper use or disclosure of any confidential or proprietary information of the Company; (b) failure to comply with any contractual obligations to the Company;
(c)solicitation for hire away from the Company any current Company employees absent the Company's consent; or (d) taking any action which the Company, in its sole discretion, deems to have been inimical or detrimental to the interests of the Company.

(d)Company. WEX Inc., WEX Bank, FleetOne, LLC and Evolution1, LLC and/or other subsidiaries and affiliates as determined by the Plan Administrator.

(e)	Amended and Restated Effective Date. September 25, 2015

(f)Eligible Employee. Any employee of the Company who: (i) is classified by the Company as an active, full-time employee of the Company and who is internally designated as Chief Executive Officer (“CEO”), Executive Vice President (“EVP”), Senior Vice President (“SVP”), or Vice President (“VP”) (the CEO, EVPs, SVPs and VPs are individually referred to herein as “Officer,” and collectively as “Officers”), (ii) is not compensated solely by commission or bonus, and (iii) is involuntarily terminated from employment for one of the reasons set forth in Article III, Section A of the Plan. Notwithstanding the foregoing, an Eligible Employee shall not include any individual (i) classified as an independent contractor by the Company, (ii) being paid by or through an employee leasing company or other third party agency, (iii) any other person classified by the Company as a leased employee, during the period the individual is so paid or classified even if such individual is later retroactively reclassified as a common-law employee of the Company or a subsidiary or an affiliate for federal employment tax purposes (or other non-Plan purposes) during all or any part of such period pursuant to applicable law or otherwise.

(g)Participant. An Eligible Employee who meets all the requirements set forth in Article III of the Plan. An individual shall cease being a Participant once payment of all severance pay and other benefits due to such individual under the Plan has been completed (or upon the death of the Participant, if earlier) and no person shall have any further rights under the Plan with respect to such former Participant.

(h)	Plan Administrator. The Plan Administrator shall be SVP, Human Resources.

(i)Taxation. The Participant acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Plan all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation. Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A (“Section 409A”) of the Code and the Treasury Regulations (“Regulations”) so as not to subject Participant to the payment of any tax or interest which may be imposed under such section, and the Company shall have no right to accelerate or make any payment under this Plan to the extent such action would subject the Participant to the payment of any tax or interest under such section. If all or a portion of the benefits and payments provided under this Agreement constitute taxable income to Participant for any taxable year that is prior to the taxable year in which such payments and/or benefits are to be paid to the Participant, as a result of the Plan’s failure to comply with the requirements of Section 409A, the applicable payment or benefit shall be paid immediately to the Participant to the extent such payment or benefit is required to be included in income.

ARTICLE III - ELIGIBILITY

A.	WHO IS ELIGIBLE?

If you meet the criteria to be determined an Eligible Employee as that term is defined in Article II (f) above, you shall become eligible for the severance pay described in Article IV of the Plan (i.e., you will become a “Participant”) by meeting the requirements set forth below:

(a)you are involuntarily terminated for one of the following reasons:

•	a reduction in the Company's workforce;

•
elimination or discontinuation of your job or position, provided that you are not offered a comparable position either with the Company, or with a separate entity or organization that was party to a sale, spin-off, or management buyout transaction, or other divesture, that resulted in the elimination of your job or position with the Company. Comparability shall be determined in the sole and absolute discretion of the Plan Administrator; or

•	other circumstances as the Plan Administrator, in its sole discretion, deems appropriate for the payment of severance;

(b)you deliver a signed, dated and notarized Agreement to the individual whose signature appears on the cover letter accompanying the Plan and the Agreement by no later than the date set forth in the Agreement; provided, however, that the timing of such release shall be in compliance with Section 409A and shall not cause an impermissible delay of payment, and the time for you to revoke such Agreement (if any) as specified in the Agreement has expired; and

(c)the Company has not determined that you, either prior or subsequent to your termination of employment, have (a) misappropriated or improperly used or disclosed any confidential or proprietary information of the Company; (b) failed to comply with any contractual obligations to the Company; (c) solicited for hire away from the Company, any current Company employees absent the Company's consent; or (d) taken any action which the Company, in its sole discretion, deems to have been inimical or detrimental to the interests of the Company.

If you do not satisfy all of the above requirements, you shall not be considered a Participant, and you shall not be entitled to commence or continue to receive any benefits under the Plan. Additionally, you shall not become a Participant, and shall not become entitled to benefits while you continue to be employed by the Company.

B.	WHO IS NOT ELIGIBLE?

You shall not be eligible for severance pay under this Plan if your employment is terminated for any reason other than set forth in paragraph A, including, but not limited to:

•	retirement;

•	voluntary termination;

•	termination by the Company for cause;

•
elimination or discontinuation of your job or position, provided that you are offered a comparable position with the Company or its subsidiaries or affiliates. Comparability shall be determined in the sole and absolute discretion of the Plan Administrator;

•
elimination or discontinuation of your job or position in connection with a sale, spin-off, management buyout or other divesture, provided that your employment is continued or reinstated by the entity or organization that continues the business operations of the Company in which you were employed without an extended break, or you are hired by or offered employment with that entity or organization without an extended break.

No employee of any subsidiary or affiliate of the Company outside of those subsidiary(ies)/affiliate(s) defined as the Company by Article II(d) of this Plan shall be eligible for severance pay under this Plan unless provided for by separate written agreement.

In addition, if you have executed a separate employment agreement with the Company which expressly provides for severance pay, you shall not be eligible for benefits under this Plan, unless this Plan provides for greater benefits (as determined by the Plan Administrator). For the avoidance of doubt, in no case may you receive benefits under this Plan and your employment agreement. No employee of any subsidiary or affiliate of the Company outside of those subsidiary(ies)/affiliate(s) defined as the Company by Article II (d) of this Plan shall be eligible for severance pay under this Plan unless provided for by separate written agreement.

ARTICLE IV - SEVERANCE PAY

A.	SCHEDULE OF BENEFITS

If you become a Participant, you will be eligible to receive the following benefits under the Plan:

If you are an Officer of the Company and are designated by the Plan Administrator as Chief Executive Officer (“CEO”), then (i) if you have less than six (6) months employment service with the Company as CEO, you will receive twenty-six (26) weeks of Base Pay; and (ii) if you have been actively employed with the Company as CEO for a minimum of six

(6) months, you will receive fifty-two (52) weeks of Base Pay.

If you are an Officer of the Company and are designated by the Plan Administrator as Senior Vice President or Executive Vice President (“SVP”) or (“EVP”), then (i)

if you have less than six (6) months of employment service with the Company as SVP or EVP, you will receive thirteen (13) weeks of Base Pay; and (ii) if you have been actively employed with the Company as SVP or EVP for a minimum of six (6) months, you will receive twenty-six
(26) weeks of Base Pay.

If you are an Officer of the Company and are designated by the Plan Administrator as Vice President (“VP”) then (i) if you have less than six (6) months of employment service with the Company as VP, you will receive six (6) weeks of Base Pay; and
(ii)if you have been actively employed with the Company as VP for a minimum of six (6) months, you will receive thirteen (13) weeks of Base Pay.

Notwithstanding the foregoing, if the amount of severance pay that you would have received if calculated pursuant to the most favorable formula set forth in the WEX Inc. Severance Pay Plan for Non-Officer Employees (assuming that you were an eligible participant of such plan) is greater than the amount of severance pay calculated hereunder, then you will receive hereunder, upon eligibility for severance pay hereunder, such higher amount.

Notwithstanding any provision of this Plan to the contrary, the Plan Administrator, in its sole and absolute discretion and based on such criteria as the Plan Administrator deems relevant, may vary the severance benefits under this Plan. In no event, however, will a Participant receive more than fifty-two (52) weeks of Base Pay. In addition, in no event will any employee be entitled to receive severance pay under this Plan in addition to severance pay provided for under a separate employment agreement or from any other source.

B.	HOW AND WHEN BENEFITS WILL BE PAID

Severance pay benefits are payable at the discretion of the Company and may be paid to you in a lump sum payment, in equal installments not less frequently than once per month over a twelve (12) month period, or a combination of lump sum and equal installments not less frequently than once per month over a twelve (12) month period, subject to applicable federal, state and local tax deductions and withholding.

Amounts payable under Article IV, Section A, following termination of employment, other than those expressly payable on a deferred basis, will be paid in the payroll period next following the payroll period in which termination of employment occurs except as otherwise provided in this Article IV, Section B. Payment of any amount by reason of Participant’s termination of employment shall be made no later than the last day of the Participant’s second taxable year following the Participant’s taxable year in which the termination occurs.

Short-Term Deferral Exemption. It is intended that payments made under this Plan due to a Participant’s termination of employment that are not otherwise subject to Section 409A which are paid on or before the fifteenth (15th) day of the third (3rd) month following the end of the Participant’s taxable year in which his or her termination of employment occurs shall be exempt from compliance with Section 409A pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Regulations.

Separation Pay Exemption. It is intended that payments made under this Plan due to a Participant’s involuntary termination that are not otherwise subject to Section 409A which do not exceed two times the lesser of (a) the Participant’s annualized compensation (determined in accordance with the Regulations) or (b) the maximum amount that may be taken into account under Section 401(a)(17) of the Code ($265,000 for 2015) shall be exempt from compliance with Section 409A pursuant to the exemption for separation pay set forth in Section 1.409A-1(b)(9) of the Regulations.

Six-Month Delay for Specified Employees. Anything in this Plan to the contrary notwithstanding, payments to be made under this Plan upon termination of Participant’s employment which are subject to Section 409A (“409A Payments”) shall be delayed for six (6) months following such termination of employment if Participant is a Specified Employee as defined below on the date of termination of employment. Any 409A Payment due within such six-month period shall be delayed to the end of such six-month period. In addition, the following rules apply:

i.The Company will adjust the 409A Payments to reflect the deferred payment date by multiplying the payment or reimbursement by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment or reimbursement would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment or reimbursement was delayed and the denominator of which is 365.

ii.The Company will make the adjusted 409A Payments at the beginning of the seventh (7th) month following Participant’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this subsection is not administratively practicable due to events beyond the control of the Participant (or the Participant’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A and the Regulations thereunder. In the event of Participant’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Participant’s death occurs.

iii.“Specified Employee.” For purposes of this Plan, a “Specified Employee” shall mean an employee of the Company who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first (1st) day of the fourth (4th) month immediately following the end of such calendar year. Notwithstanding the foregoing, all employees who are nonresident aliens during an entire calendar year are excluded for purposes of determining which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for such calendar year. The term “nonresident alien” as used herein shall have the meaning set forth in Regulations Section 1.409A-1(j). In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the

Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(6).

Except at the sole discretion of the Plan Administrator, you shall not be eligible after your date of termination for continued coverage under the Company's medical/dental plans (except to the extent you elect to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA")).

ARTICLE V - GENERAL PROVISIONS OF THE PLAN

(a)Termination of Your Coverage. Coverage under this Plan ends when you are no longer considered a Participant.

(b)Re-employment. If you are re-employed by the Company after severance has been paid to you, you will have to make arrangements, prior to being rehired, to return any severance pay which you received in excess of one week’s Base Pay plus the amount of your weekly Base Pay multiplied by the number of weeks during the period of your separation. If, after being re-employed, your employment with the Company is terminated for a reason set forth Article III, Section A, you shall receive the severance pay calculated based upon your rehire date, plus the severance pay which was refunded by you to the Company upon your re-employment or the severance pay calculated before your rehire date which was not paid to you because you became re-employed with the Company.

(c)No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Eligible Employee (or any beneficiary of either), or other person any legal or equitable right against the Company or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company of any Eligible Employee be modified or in any way affected by this Plan. There is no promise of employment of any kind by the Company contained in this Plan. Regardless of what this Plan provides, the Company remains free to change wages and all other working conditions without notice or agreement. The Company also continues to have the absolute right to terminate your employment with or without cause.

(d)Records. The records of the Company with respect to employment history, Base Salary, Years of Service, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

(e)Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of Maine (without reference to its conflicts of law provisions).

(f)Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

(g)Unfunded Plan. The Company shall pay for benefits under the Plan out of its general assets. No Participant or any other person shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company. The obligations of the Company may be funded through contributions to a trust or otherwise, but the obligations of the Company are not required to be funded under this Plan unless required by law.

(h)Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

(i)Incompetency. In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.

(j)Welfare Plan. The Company intends that this Plan constitute a “welfare plan” under ERISA and any ambiguities in this Plan shall be construed to effect that intent.

(k)Termination, Amendment and Modification. Notwithstanding anything in this Plan to the contrary, the Company expressly reserves the right, at any time, for any reason, without limitation, and in its sole and absolute discretion, to terminate, amend or modify the Plan and any or all of the benefits provided thereunder, either in whole or in part, whether as to all persons covered thereby or as to one or more groups thereof. The termination, amendment or modification of the Plan shall be effected by a document in writing.

(l)Exclusive Benefit. A Participant who receives severance benefits under this Plan shall not be eligible to receive severance benefits under the WEX Inc. Severance Pay Plan for Non-Officers.

ARTICLE VI - OTHER IMPORTANT INFORMATION

(a)Claim Procedure.

How to File a Claim. If you are a Participant in the Plan, you will automatically receive the benefits set forth under Article IV of the Plan. If you feel you have not been provided with all benefits to which you are entitled under the Plan, you may file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan. If you wish to make a claim for payment of benefits under the Plan, a claim must be filed by contacting the Human Resources Department at the Company’s headquarters in South Portland, Maine within ninety (90) days of the date you received notification from the Company regarding the Company’s provision of benefits to you under the Plan. You may be required to provide additional information. After your claim has been processed, you will be notified in writing if any benefits are denied in whole or in part, or if any additional information is required by the Plan Administrator. You will receive this written notification within ninety (90) days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than ninety (90) days to review your claim. If this occurs, you will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process your claim. If you are not notified within the 90-day (or 180-day, if so extended) period, you may consider your claim to be denied.

How to Appeal a Claim. If your claim is denied, in whole or in part, you will be notified in writing of the specific reason(s) for the denial, the exact plan provision(s) on which the decision was based, what additional material or information is relevant to your case, and what procedure you should follow to get your claim reviewed again. If you do not agree with the reason why your claim was denied in whole or in part, you then have sixty (60) days to appeal the decision to the Plan Administrator.

Your appeal must be submitted in writing. You may request to review pertinent documents, and you may submit a written statement of issues and comments. You must state why you believe the claim should not have been denied and submit any data, questions or comments you think are appropriate.

Your appeal will be reviewed by the Company, and a decision will be made within sixty (60) days after the appeal is received. Under special circumstances, the Plan Administrator may require an additional period of not more than sixty (60) days to review your appeal. If this occurs, you will be notified in writing as to the length of the extension, not to exceed one hundred twenty (120) days from the day on which your appeal was received.

If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason(s) for the denial and the exact plan provision(s) on which the decision was based. The decision on your appeal will be final and binding on all parties and persons affected thereby. If you are not notified within the 60-day (or 120-day, if so extended) period, you may consider your appeal as denied.

(b)Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Plan Administrator, who has the exclusive discretionary authority and power determine questions of fact and law arising under the Plan, to direct disbursements pursuant to the Plan and to exercise all other powers specified herein or which may be implied from the provisions hereof. The Plan Administrator may adopt such rules for the conduct of the administration of the Plan as it may deem appropriate. All interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

(c)Your Rights Under ERISA. The following is a statement of your rights under Federal law as required by the U.S. Department of Labor:

As a participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•
Examine, without charge, at the Plan Administrator's office and at other specified locations, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the latest annual financial report of the Plan. The Plan Administrator is required by law to furnish each participant with a copy of such summary.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. The named fiduciary is WEX Inc.
It is illegal for anyone to prevent you from obtaining a benefit or exercising your rights under ERISA by firing you or discriminating against you in any way.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to a review and reconsideration of a denial of benefits under the Plan.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days,

you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the requested materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you believe that Plan fiduciaries misused the Plan's money, or that you have been discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The named fiduciary is WEX Inc.

If you file a suit, the court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if the court finds that your claim is frivolous.

If you have questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area office of the U.S. Labor-Management Services Administration, Department of Labor, listed in your telephone directory.

(d)Plan Document. This document shall constitute both the plan document and summary plan description and shall be distributed to all Eligible Employees in this form.

(e)	Other Important Facts.

OFFICIAL NAME OF THE PLAN:    WEX Inc. Severance Pay Plan for Officers

SPONSOR:    WEX Inc.
97 Darling Avenue
South Portland, Maine 04106
PLAN NUMBER:    516

TYPE OF PLAN:    Employee Welfare Severance Benefit Plan TYPE OF ADMINISTRATION:    Employer Administered

PLAN ADMINISTRATOR:	SVP, Human Resources WEX Inc.
97 Darling Avenue
South Portland, Maine 04106 (207) 773-8171

ORIGINAL EFFECTIVE DATE:    February 22, 2005

RECORDS	The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about the Plan.

AGENT FOR SERVICE    General Counsel
OF LEGAL PROCESS:    WEX Inc.
97 Darling Avenue
South Portland, Maine 04106 (207) 773-8171